77D.    Policies with respect to security investments


			Supplement Dated August 9, 2004
				    to the
	Prospectus for Institutional and Administrative Class Shares
	     Dated November 1, 2003, as revised February 27, 2004


		Disclosure Relating to the PEA Renaissance Fund

Effective June 29, 2004, the PEA Renaissance Fund has increased the maximum number of holdings in its portfolio from 90 to 100. The disclosure in the PEA Renaissance Fund Summary is hereby revised to reflect the "Approximate Number of Holdings" as between "50 to 100."



		    Disclosure Relating to PEA Growth Fund

Effective immediately, the PEA Growth Fund is changing the range of its portfolio holdings. The disclosure in the PEA Growth Fund is hereby revised to reflect the "Approximate Number of Holdings" as between "40-65."

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			Supplement Dated August 9, 2004
				     to the
		     Prospectus for Class A, B and C Shares
		    of PIMCO International/Sector Stock Funds
			     Dated December 31, 2003


	     Disclosure Relating to the RCM Global Healthcare Fund

Effective July 1, 2004, the RCM Global Healthcare Fund changed the range of its portfolio holdings. The disclosure in the RCM Global Healthcare Fund Summary is revised to reflect the "Approximate Number of Holdings" as between "30-60."


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                    Supplement Dated February 11, 2005
				to the
Prospectus for Institutional and Administrative Class Shares of PIMCO Funds
			Dated November 1, 2004


   Disclosure Relating to NFJ Dividend Value and NFJ Small-Cap Value Funds

Effective immediately, the Average Annual Total Returns table in the NFJ Dividend Value Fund Summary is revised by deleting the S&P 500 Index as the primary benchmark for the Fund and replacing it with the Russell 1000 Value Index, which the Adviser believes to be more representative of the Fund's investment strategies. The Russell 1000 Value Index is an unmanaged index that measures the performance of companies in the Russell 1000 Index considered to have less than average growth orientation. It is not possible to invest directly in the index. For periods ended December 31, 2003, the 1 Year and Fund Inception average annual total returns of the Russell 1000 Value Index were 30.03% and 3.08%, respectively.

Effective immediately, the Average Annual Total Returns table in the NFJ Small-Cap Value Fund Summary is revised by deleting the Russell 2000 Index as the primary benchmark for the Fund and replacing it with the Russell 2000 Value Index, which the Adviser believes to be more representative of the Fund's investment strategies. The Russell 2000 Value Index is an unmanaged index that measures the performance of companies in the Russell 2000 Index with lower price-to-book ratios and lower forecasted growth values. It is not possible to invest directly in the index. For periods ended December 31, 2003, the 1 Year, 5 Year, 10 Year and Fund Inception average annual total returns of the Russell 2000 Value Index were 46.03%, 12.28%, 12.70% and 15.31%, respectively.

Effective immediately, the description of the Lipper Small-Cap Value Funds Average in the Average Annual Total Returns table in the NFJ Small-Cap Value Fund Summary is amended and restated as follows:

"The Lipper Small-Cap Value Funds Average is a total return performance average of funds tracked by Lipper, Inc. that, by portfolio practice, invest at least 75% of their equity assets in companies with market capitalizations (on a three-year weighted basis) less than 250% of the dollar-weighted median of the smallest 500 of the middle 1,000 securities of the S&P SuperComposite 1500 Index. It does not take into account sales charges and is not itself weighted by the size of the funds."



		Disclosure Relating to NFJ Large-Cap Value Fund

Effective immediately, the NFJ Large-Cap Value Fund is changing the range of its portfolio holdings and the approximate capitalization range of those holdings. The disclosure in the NFJ Large-Cap Value Fund Summary and "Summary Information" table is revised to reflect the "Approximate Number of Holdings" as between "40-50" and the "Approximate Capitalization Range" as the "Largest 250 publicly traded companies."

Effective immediately, the Prospectus is further supplemented by the following corresponding changes:

The first sentence of the first paragraph of the NFJ Large-Cap Value Fund Summary is amended and restated as follows: "The Fund seeks to achieve its investment objective by normally investing at least 80% of its net assets (plus borrowings made for investment purposes) in securities issued by largecapitalization companies, which the Fund considers to be the 250 largest publicly traded companies (in terms of market capitalization) in the United States, including ADRs (i.e., market capitalizations of approximately $10 billion and greater as of September 30, 2004)."

The first three sentences of the second paragraph of the NFJ Large-Cap Value Fund Summary are amended and restated as follows:

"The Fund classifies its investment universe of the 250 largest companies by industry. The portfolio managers then identify the most undervalued stocks in each industry based mainly on relative P/E ratios, calculated both with respect to trailing operating earnings and forward earnings estimates. After narrowing this universe to approximately 100 candidates, the portfolio managers select approximately 40-50 stocks for the Fund."

The Average Annual Total Returns table in the NFJ Large-Cap Value Fund Summary is revised by deleting the Lipper Multi-Cap Value Funds Average as a benchmark for the Fund and replacing it with the Lipper Large-Cap Value Funds Average. The Lipper Large-Cap Value Funds Average is a total return performance average of funds tracked by Lipper, Inc. that, by portfolio practice, invest at least 75% of their equity assets in companies with market capitalizations (on a three-year weighted basis) greater than 300% of the dollar-weighted median market capitalization of the middle 1,000 securities of the S&P Super Composite 1500 Index. It does not take into account sales charges and is not itself weighted by the size of the funds. For periods ended December 31, 2003, the 1 Year and Fund Inception average annual total returns of the Lipper Large-Cap Value Funds Average were 28.10% and 0.81%, respectively.